Unity Wireless
7438 Fraser Park Drive
Burnaby, B.C. VSI SB9

September 27, 2000

Mr. John Robertson
Ultratech Linear Solutions Inc.
4193 McConnell Drive
Burnaby, B.C. V5A 317

Dear John:

Re:	Sale of Ultratech Linear Solutions Inc. ("Ultratech") to Unity Wireless Corporation ("Unity")

Further to our recent discussions, the purpose of this letter is to outline the manner in which Unity proposes to acquire the business of Ultratech. We recognize that the transaction will require further documentation and approvals, including a formal agreement setting forth terms and conditions of the proposed purchase (the "Purchase Agreement"). Nevertheless, we write this letter to evidence Unity's intention to proceed in good faith to complete work required to finalize the terms of a Purchase Agreement that are consistent with this letter.

The proposed terms and conditions include the following:

1.
Purchase of Business.  Unity will acquire the business of Ultratech through the purchase of all the issued and outstanding shares of Ultratech (the "Shares").

2.
Purchase Price.  In consideration of the sale of the Shares, Unity will pay the selling shareholders (the "Vendors") with shares in the common stock of Unity and cash, as follows:

a.
upon closing, by the payment to the Vendors from treasury of 600,000 shares in the common stock of Unity (subject to adjustment as provided in section 3), which shares shall be subject to applicable regulatory hold periods, if any;

b.
upon closing, by the payment of the shareholder loans of the Vendors, up to a maximum of $72,000.

3.
Adjustment to Number of Shares of Unity to be Issued on Closing.  Upon closing, the parties shall calculate the average closing price (the "Average Closing Price") of the shares of Unity for the five consecutive trading days ending on the day immediately preceding the closing date. Only if the Average Closing Price is less than $1.20 or greater than $2.80, the parties shall adjust upwards or downwards, as the case may be, the number of shares in the common stock of Unity to be issued to the Vendors upon closing.

4.
Loan.  (a) Within two working days of the signing and delivery of this letter of intent, Unity will advance Ultratech $300,000 to be used by Ultratech for the current obligations of Ultratech, including supplier invoices, capital leases, payroll and statutory remittances. From and after closing, Unity will also advance up to another $200,000, as required, to be used by Ultratech for its ongoing current obligations. Before the first advance of money under this section. Ultratech shall have entered into a commercially reasonable loan agreement and provided a general security agreement against its assets.

  (b) From and after closing, Unity will also loan Ultratech up to another $500,000 in working capital, on terms and conditions to be agreed upon. This loan shall also be secured by a general security agreement against all the assets of Ultratech.

5.
John Robertson Employment Contract.  Concurrently with closing, Unity will enter into an employment contract with John Robertson. The compensation package will include an option to purchase up to 200,000 shares in the common stock of Unity with the following terms and conditions:

a.
five year term from date of grant;

b.
one-half of shares to be vested immediately and the balance to vest over three years in equal quarterly amounts; and

c.
exercise price of US$2.06.

  John Robertson's title is to be determined.

6.
Purchase Agreement.  The Purchase Agreement will contain representations, warranties, covenants, conditions and indemnification provisions customary in transactions of this size and type.

7.
Due Diligence.  Ultratech acknowledges that Unity will not proceed with the transaction unless it has been afforded the opportunity to conduct a comprehensive legal and business due diligence investigation. To permit Unity to conduct its due diligence investigation, as long as this letter of intent remains in effect, Ultratech will permit Unity and its agents to have reasonable access to the premises of Ultratech and to all its books, records and personnel files and will furnish to Unity such financial data, operating data, and other information as Unity shall reasonably request. Ultratech will also provide written authorisations for release of information by third parties, immediately upon request. Unity will retain all information acquired from Ultratech on a confidential basis and will enter into any reasonable non-disclosure agreement respecting confidential information upon request.

  Upon request, Ultratech will also disclose any material liabilities not otherwise disclosed in the financial statements of Ultratech.

8.
Closing.  The relevant parties will execute the Purchase Agreement and close the transactions contemplated in this letter of intent no later than November 10, 2000, subject to an extension of up to seven business days at the request of Unity.

9.
Exclusivity.  Unity will enjoy an exclusive period from and including September 25, 2000 to and including October 30, 2000 (the "Exclusivity Period") in which to carry out due diligence investigations. During this period, Ultratech will cooperate exclusively with Unity and will not consider any other requests for information, offers or other enquiries related to the sale of the business of Ultratech.

  Unity will not be liable for any direct or indirect damage suffered by Ultratech as a result of Ultratech complying with the terms of the exclusivity provisions of this letter of intent.

10.
Ordinary Course of Business.  From the date of this letter of intent until the closing date, Ultratech will be operated in the ordinary course of business, consistent with past practices. Without limiting the foregoing, there shall be no change in accounting policies applied on a consistent basis and no change or restrictions placed on the payment of ordinary course of business payments through the closing date. Also, there shall not be any change in the method of payment by which bonuses or other payments are made to officers and directors of Ultratech.

11.
Non-competition and Non-disclosure.  Upon closing, officers, directors and employee shareholders of Ultratech will agree in writing that they will not, directly or indirectly, through a subsidiary or otherwise, compete with Ultratech in its business for two years after closing. Also upon closing, these same individuals will also agree that they will not disclose confidential information of Ultratech during any period following closing. Ultratech acknowledges that part of the purchase price is in consideration of these covenants.

  Non-employee shareholders of Ultratech will agree in writing that they will not, directly or indirectly, through a subsidiary or otherwise, compete with Ultratech in its business for one year after closing or disclose confidential information of Ultratech during any period following closing.

12.
Key Employees.  Key employees of Ultratech will enter into employment contracts with Unity or Ultratech as the case may be, with a minimum term of three years. The employment contracts will contain a non-competition covenant preventing competition with Ultratech for a period of two years after termination of employment. The employment agreement shall also contain a covenant preventing disclosure of confidential information of Unity for an unlimited period.

13.
News Release.  Neither Ultratech nor Unity will issue or approve a news release or other announcement concerning the transaction without the prior written approval of the other as to the contents of the announcement, which approval will not be unreasonably withheld.

14.
Conditional Nature of Offer.  This offer is contingent upon (i) the completion by Unity, to its satisfaction, of the due diligence of Ultratech; (ii) the occurrence of no material adverse change in the business or prospects of Ultratech; (iii) the completion of a satisfactory Purchase Agreement; (iv) approval of the board of Unity; and (v) approval of the shareholders of Ultratech.

15.
Piggyback Registration Rights.  Unity shall notify the Vendors at least 30 days before filing any registration statement under the Securities Act of 1933 for purposes of effecting a public offering of securities of Unity and will, at no cost to the Vendor, afford each Vendor an opportunity to include in such registration statement all or any part of the registrable securities then held by such Vendor.

16.
General

16.1
All dollar amounts quoted in this Letter of Intent are in Canadian currency, unless otherwise specified.

16.2
All parties shall bear their own legal and accounting costs associated with this transaction.

16.3
This Letter of Intent may be executed in counterparts and by facsimile transmission.

If the foregoing is acceptable, please kindly sign a copy of this letter on behalf of Ultratech and the Vendors in the place set forth below and return it to me by facsimile to 267-2701.

Yours truly,

/s/ Michael Stunden

Michael Stunden
General Counsel

ACCEPTED AND AGREED TO:

ULTRATECH LINEAR SOLUTIONS INC.
by its authorised signatory

/s/ JOHN ROBERTSON

John Robertson